Exhibit 99.1

OxySure (OXYS) Welcomes Clark Hood as Vice President, Resuscitation Sales Worldwide

FRISCO, Texas, September 18, 2014, (MarketWired) — OxySure(R) Systems, Inc. (OXYS: OTCQB) ("OxySure," or the "Company"), a medical device innovator of life-saving, easy-to-use emergency oxygen solutions with its "oxygen from powder" technology, today announced that the Company has appointed Clark E. Hood, a 16 year veteran in the AED and resuscitation industry as Vice President of Worldwide Resuscitation Sales.

Clark Hood has over 25 years experience in healthcare, medical devices and emergency medical equipment, and specifically in sales and sales management. Prior to joining OxySure, Clark spent over 16 years with Cardiac Science, a global medical device manufacturer of automated external defibrillation (AED) products and management services in over 100 countries. At Cardiac Science he served as Vice President of Resuscitation, having previously served in various management positions, including Vice-President of Sales for North America and Director of National Accounts for North America. As one of the original members of the sales and management team at Survivalink, a privately held Minneapolis based AED company, Clark played a key role in helping the company grow revenue exponentially from $1.5m in 1996 to approximately $20m in 2001 which lead to the company’s ultimate sale to Cardiac Science, Inc. for over $70m that same year. Clark has also previously held sales and management positions at BrainLab, Inc., C.R. Bard and U.S. Surgical Corporation. Clark holds a Bachelor of Business Administration Degree from Baylor University, where he was also a Football Letterman from 1982 to 1984.

Julian Ross, CEO of OxySure, stated, “We are delighted to welcome Clark to our management team. Clark is a dynamic sales executive with a proven track record of building and leading high performance sales teams and distribution partnerships that have consistently achieved or exceeded revenue targets. We are especially excited about Clark’s deep roots, experience and contacts in the AED industry and resuscitative medical devices, and we are confident that he will hit the ground running as we continue to build out our company into global medical device leader.”

Said Clark Hood: “I couldn’t be more excited to be joining the OxySure management team. This is a dynamic organization that manufactures and promotes life saving technologies across all industry segments. I look forward to building relationships with new distribution partners, and helping our existing distributors be more successful, while also building out our strategic accounts sales teams.”

The Company remains focused on expanding its medical emergency solution of which the OxySure-AED combination is a big part. The OxySure Model 615 is a pioneering technology that is defining a new market with no direct competition. Protected by a robust patent portfolio, the Company’s Model 615 targets enormous end markets that are at least as large as the install base for automated external defibrillators, which exceeds two million units, and potentially as large as the fire extinguisher base, which exceeds 100 million units in the U.S. and more than 500 million units globally.

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Investor Contacts:

Redchip Companies, Inc.	Stonegate Securities, Inc.
Jon Cunningham: jon@redchip.com	investors@oxysure.com
800-733-2447, ext. 107	214-987-4121 / 972-294-6461
www.redchip.com/	http://www.stonegateinc.com/